Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
Chief Executive Officer
Med-Emerg International Inc.
Tel: 905-858-1368
Email: rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL - POSITIVE TREND CONTINUES

Toronto, Canada - November 14, 2005- Med-Emerg International Inc (OTC BB -MDER) today announced that revenues from continuing operations for the three months ended September 30, 2005 increased by 80% to $4.1 million from $2.3 million for the same period in 2004 (all amounts are U.S. dollars unless otherwise stated). For the nine months ended September 30, 2005 revenue increased 48% to $10.2 million from $6.9 million for the same period in 2004.

Dr. Ramesh Zacharias, CEO of the Company, said, “Even though the third quarter is traditionally a busy time for Med-Emerg (MDER), this year was exceptional, driven by continued strong performance into September. Staffing contracts signed earlier in the year yielded a 40% increase in quarterly revenue on a year-over-year basis. Similarly, Infusion revenues grew 56% in the quarter, over 2004. At the same time our Pain Management business continued to grow, having experienced 21% growth in the quarter.”

For the three months ended September 30, 2005, the Company reported income from continuing operations of $16K compared to a loss of ($344K) in 2004. For the three-month period the reduced losses are largely attributable to increased gross margins of $470K. For the nine month period, losses from continuing operations fell 67% to ($491K) in 2005 compared to ($1,467K) in 2004. The improvements for the nine-month period were largely the result of improved gross margins of $900K and the non-recurrence of costs associated with an equity financing in 2004 of $600K. These improvements were partially offset by increases in certain other expenses.

At the same time the net loss from continuing operations for the three months ended September 30, 2005 improved to ($73K) from ($480K) in 2004. For the nine months ended September 30, 2005, the net loss improved to ($943K) as compared to ($1.76 million) in 2004, a 46% improvement.

The Company reports that there has been no change related to the issues surrounding the termination of the Department of National Defence contract. The ruling of the Canadian International Trade Tribunal has been challenged. Until the challenge is heard and decided, the Company expects that the Cdn$100,000,000 lawsuit against the winning bidder and a former MDER employee will be held in abeyance. The Company anticipates that the challenge of the Tribunal's decision will continue into 2006.

MDER specializes in the coordination and delivery of health care services in Canada and overseas. These services include community-based infusion centers, an integrated chronic pain management program, healthcare consulting, and health human resource management, including physician and nurse staffing.

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Certain oral and written statements of the management of the Company included in this press release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. These forward-looking statements include statements about the Company's marketing strategy, future sales growth, profitability, competitive position, and release of new products.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  The Company does not undertake to review or update these forward-looking statements.